Exhibit 99.2

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”), dated as of October   , 2016, is made by and among Transgenomic, Inc., a Delaware corporation (“Parent”), Precipio Diagnostics, LLC, a Delaware limited liability company (the “Company”), and the undersigned holders (each a “Holder” and collectively, the “Holders”) of units, warrants, convertible promissory notes or other rights to acquire units (the units owned beneficially or of record by the Holders, the “Units”) of the Company.

WHEREAS, Parent, New Haven Labs, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the Company have entered into an Agreement and Plan of Merger, dated of even date herewith (the “Merger Agreement”), providing for the merger of Merger Sub with and into the Company (the “Merger”);

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WHEREAS, as of the date hereof, each Holder beneficially owns and has sole or shared voting power with respect to the number of Units, and holds convertible promissory notes, warrants or other rights to acquire the number of Units indicated opposite such Holder’s name on Schedule 1 attached hereto;

WHEREAS, as an inducement and a condition to the willingness of the Parent to enter into the Merger Agreement, and in consideration of the substantial expenses incurred and to be incurred by it in connection therewith, each Holder has agreed to enter into and perform this Agreement; and

WHEREAS, all capitalized terms used in this Agreement without definition herein shall have the meanings ascribed to them in the Merger Agreement.

NOW, THEREFORE, in consideration of, and as a condition to, the Parent entering into the Merger Agreement and proceeding with the transactions contemplated thereby, and in consideration of the expenses incurred and to be incurred by it in connection therewith, each Holder, Parent and the Company agree as follows:

1.       Agreement to Vote Units. Subject to the terms and conditions hereof, and without limitation of any Holder’s rights under the Merger Agreement, and in the case of Kuzven Precipio Investor LLC and Kuzven Precipio B Investor LLC, subject to their satisfaction with the terms of the New Preferred Stock, each Holder agrees that, from and after the date hereof until the Expiration Date (as defined in Section 2 below), at any meeting of the unitholders of the Company or any adjournment or postponement thereof, or in connection with any written consent of the unitholders of the Company, with respect to the Merger, the Merger Agreement or any Acquisition Proposal, such Holder shall:

(a)       appear at such meeting or otherwise cause the Units and any New Units (as defined in Section 3 below) to be counted as present thereat for purposes of calculating a quorum;

(b)       vote (or cause to be voted), or deliver a written consent (or cause a written consent to be delivered) covering all of the Units held by such Holder: (i) in favor of adoption and approval of all matters contemplated by the Merger Agreement as to which unitholders of the Company are called upon to vote as necessary for consummation of the Merger and the other transactions contemplated by the Merger Agreement; and (ii) against any Acquisition Proposal; and

(c)       vote (or cause to be voted), or deliver a written consent (or cause a written consent to be delivered) covering all of the Units held by such Holder against any of the following actions (other than those actions that relate to the Merger and any other transactions contemplated by the Merger Agreement): (i) any merger, consolidation, business combination, sale of assets, or reorganization of the Company or any Subsidiary (as defined in the Merger Agreement) of the Company, (ii) any sale, lease or transfer of all or substantially all of the assets of the Company or any Subsidiary of the Company, (iii) any reorganization, recapitalization, dissolution, liquidation or winding up of the Company or any Subsidiary of the Company, (iv) any material change in the capitalization of the Company or any Subsidiary of the Company, or the corporate structure of the Company or any Subsidiary of the Company, except as contemplated by the Merger Agreement, or (v) any other action that is intended, or would reasonably be expected to, impede, interfere with, delay, postpone, or materially and adversely affect the Merger or any other transactions contemplated by the Merger Agreement.

2.       Expiration Date. As used in this Agreement, the term “Expiration Date” shall mean the earlier to occur of (a) the Effective Time, (b) such date and time as the Merger Agreement shall be terminated pursuant to Article VII thereof or otherwise, (c) such time as there is a Company Change of Recommendation, or (d) upon mutual written agreement of the parties to terminate this Agreement. Upon termination or expiration of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, such termination or expiration shall not relieve any party from liability for any willful breach of this Agreement or acts of bad faith prior to termination hereof.

3.       Additional Purchases. Each Holder agrees that any shares of capital stock or other equity securities of the Company that such Holder purchases or with respect to which such Holder otherwise acquires sole or shared voting power after the execution of this Agreement, whether by the exercise of any warrants, promissory notes or otherwise (collectively, “New Units”), shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Units hereunder.

4.       Agreement to Retain Units.

(a)       From and after the date hereof until the Expiration Date, no Holder shall, directly or indirectly, (i) cause or permit the Transfer (as defined below) of any of the Units of which such Holder is the beneficial owner (A) unless each person (as defined in the Merger Agreement) to which any of such Units, or any interest in any of such Units, is or may be transferred shall have (1) executed a counterpart of this Agreement and (2) agreed in writing to hold such Units (or interest in such Units) subject to all of the terms and provisions of this Agreement, (B) except by will or operation of law, in which case this Agreement shall bind the transferee, or (C) as contemplated by the Merger Agreement, (ii) grant any proxies or powers of attorney, other than consistently with the terms of Section 1 of this Agreement, or deposit any Units into a voting trust or enter into a voting agreement with respect to any Units, or (iii) take any action that would make any representation or warranty of such Holder contained herein untrue or incorrect in any material respect or have the effect of preventing or disabling such Holder from performing such Holder’s material obligations under this Agreement. For the avoidance of doubt, the foregoing shall not restrict the exchange of interests in the Company for other interests in the Company.

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(b)       A person shall be deemed to have effected a “Transfer” of a Unit if such person directly or indirectly (i) sells, pledges, encumbers, assigns, grants an option with respect to, transfers or disposes of such Unit or any interest in such Unit, or (ii) enters into an agreement or commitment providing for the sale of, pledge of, encumbrance of, assignment of, grant of an option with respect to, transfer of or disposition of such Unit or any interest therein.

5.       Representations and Warranties of Holders. Each Holder hereby represents and warrants to Parent and the Company as follows:

(a)       Such Holder has the full power and authority to execute and deliver this Agreement and to perform such Holder’s obligations hereunder;

(b)       this Agreement has been duly executed and delivered by or on behalf of such Holder and, assuming this Agreement constitutes a valid and binding agreement of Parent and the Company, constitutes a valid and binding agreement with respect to such Holder, enforceable against such Holder in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally;

(c)       except as otherwise set forth on Schedule 1 attached hereto, as of the date hereof, such Holder beneficially owns the number of Units indicated opposite such Holder’s name on Schedule 1 attached hereto, and will own any New Units, free and clear of any liens, claims, security interests, pledges or other encumbrances or restrictions of any kind or nature whatsoever (“Liens”) except for any restrictions under applicable securities laws, and has sole or shared, and otherwise unrestricted, voting power with respect to such Units or New Units and none of the Units or New Units is or will be subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Units or the New Units, except as contemplated by this Agreement;

(d)       the execution and delivery of this Agreement by such Holder does not, and the performance by such Holder of his, her or its obligations hereunder and the compliance by such Holder with any provisions hereof will not: (i) violate or conflict with, result in a material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Liens on any Units or New Units pursuant to, any agreement, instrument, note, bond, mortgage, contract, lease, license, permit or other obligation or any order, arbitration award, judgment or decree to which such Holder is a party or by which such Holder is bound, or any law, statute, rule or regulation to which such Holder is subject, except for such violations, conflicts, breaches, defaults, rights, Liens or other occurrences as would not materially impair the ability of such Holder to perform his, her or its obligations under this Agreement or prevent or materially delay the consummation of any of the actions contemplated hereby, or (ii) in the event that such Holder is a corporation, partnership, trust or other entity, any bylaw or other organizational document of such Holder;

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(e)       the execution and delivery of this Agreement by such Holder does not, and the performance of this Agreement by such Holder does not and will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority by such Holder except for applicable requirements, if any, of the Exchange Act, and except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by such Holder of his, her or its obligations under this Agreement in any material respect;

(f)       as of the date hereof, there is no action pending or, to the knowledge of such Holder, threatened against or affecting such Holder before or by any Governmental Entity that would reasonably be expected to impair in any material respect the ability of such Holder to perform his, her or its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis; and

(g)       such Holder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon such Holder’s execution and delivery of this Agreement and the representations and warranties of such Holder contained herein, and such Holder understands and acknowledges that the Merger Agreement governs the terms of the Merger and the other transactions contemplated thereby.

6.       Irrevocable Proxy. Subject to the penultimate sentence of this Section 6, by execution of this Agreement, each Holder does hereby appoint the Parent with full power of substitution and resubstitution, as such Holder’s true and lawful attorney and irrevocable proxy, to the fullest extent of the undersigned’s rights with respect to the Units, to vote, if such Holder is unable to perform his, her or its obligations under this Agreement, each of such Units solely with respect to the matters set forth in Section 1 hereof. Each Holder intends this proxy to be irrevocable and coupled with an interest hereunder until the Expiration Date. Notwithstanding anything contained herein to the contrary, this irrevocable proxy shall automatically terminate upon the Expiration Date of this Agreement. Each Holder hereby revokes any proxy previously granted by such Holder with respect to the Units and/or the New Units and represents that none of such previously granted proxies are irrevocable.

7.       Waiver of Appraisal Rights. Each Holder hereby irrevocably waives any and all rights he or it may have as to appraisal, dissent or any similar or related matter with respect to any of such Holder’s Units that may arise with respect to the Merger or any of the transactions contemplated by the Merger Agreement.

8.       No Solicitation. Each Holder, insofar as such Holder is acting in his, her or its capacity as a Holder, shall not (a) initiate, solicit, seek or knowingly encourage or support any inquiries, proposals or offers that constitute or may reasonably be expected to lead to, an Acquisition Proposal, (b) engage or participate in, or facilitate, any discussions or negotiations regarding, or furnish any nonpublic information to any person in connection with, any inquiries, proposals or offers that constitute, or may reasonably be expected to lead to, an Acquisition Proposal, (c) enter into any letter of intent, agreement in principle or other similar type of agreement relating to an Acquisition Proposal, or enter into any agreement or agreement in principle requiring Company to abandon, terminate or fail to consummate the transactions contemplated hereby, (d) initiate a unitholders’ vote or action by consent of the Company’s holders with respect to an Acquisition Proposal, (e) except by reason of this Agreement, become a member of a “group” (within the meaning of Section 13(d) of the Exchange Act) with respect to any voting securities of the Company that takes any action in support of an Acquisition Proposal, or (f) propose or agree to do any of the foregoing. In the event that a Holder is a corporation, partnership, trust or other entity, it shall not permit any of its subsidiaries or affiliates (as defined in the Merger Agreement) to, nor shall it authorize any officer, director or representative of such Holder, or any of its subsidiaries or affiliates to, undertake any of the actions contemplated by this Section 8. Nothing in this Section 8 shall restrict any actions permitted under the Merger Agreement by any Holder in his, her or its capacity as an officer, manager or director of the Company.

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9.       Holder Capacity. Each Holder is entering into this Agreement solely in his, her or its capacity as a record holder and/or beneficial owner of Units and nothing in this Agreement shall be deemed to impose any obligation, restriction, limitation or liability on any Holder in any other manner or capacity, including in his, her or its capacity as an officer, director, employee, agent or representative of the Company.

10.       Specific Enforcement. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof or was otherwise breached. It is accordingly agreed that the parties shall be entitled to seek specific relief hereunder, including, without limitation, an injunction or injunctions to prevent and enjoin breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, in any state or federal court in any competent jurisdiction, in addition to any other remedy to which they may be entitled at law or in equity. Any requirements for the securing or posting of any bond with respect to any such remedy are hereby waived.

11.       Further Assurances. Each Holder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Parent or the Company may reasonably request for the purpose of carrying out the transactions contemplated by this Agreement and the Merger Agreement.

12.       Disclosure. Each Holder hereby agrees that Parent and the Company may publish and disclose in the Proxy Statement, any prospectus filed with any regulatory authority in connection with the Merger and any related documents filed with such regulatory authority and as otherwise required by Law, such Holder’s identity and ownership of Units and the nature of such Holder’s commitments, arrangements and understandings under this Agreement and may further file this Agreement as an exhibit to any filing made by Parent or the Company as required by Law or the terms of the Merger Agreement, including with the SEC or other regulatory authority, relating to the Merger, all subject to prior review and an opportunity to comment by such Holder’s counsel.

13.       Notice. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile (followed by overnight courier), E-mail (followed by overnight courier), or by registered or certified mail (postage prepaid, return receipt requested) to Parent or the Company, as the case may be, at the addresses set forth in Section 8.03 of the Merger Agreement and to each Holder at his, her or its address set forth on Schedule 1 attached hereto (or at such other address for a party as shall be specified by like notice).

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14.       Severability. If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon a final determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible and the parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

15.       Binding Effect and Assignment. All of the covenants and agreements contained in this Agreement shall be binding upon, and inure to the benefit of, the respective parties and their permitted successors, assigns, heirs, executors, administrators and other legal representatives, as the case may be. This Agreement may not be assigned by any party hereto without the prior written consent of the other parties hereto.

16.       No Third Party Beneficiaries. This Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns, to create any agreement of employment with any person or to otherwise create any third-party beneficiary hereto.

17.       No Waivers. No waivers of any breach of this Agreement extended by Parent or the Company to any Holder shall be construed as a waiver of any rights or remedies of Parent or the Company, as applicable, with respect to any other equityholder of the Company who has executed an agreement substantially in the form of this Agreement with respect to Units held or subsequently held by such equityholder or with respect to any subsequent breach of any Holder or any other such equityholder of the Parent. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

18.       Governing Law; Jurisdiction and Venue.

(a)       This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(b)       Each of the parties hereto hereby agrees that (i) all actions and proceedings arising out of or relating to this Agreement shall be heard and determined in the Chancery Court of the State of Delaware and any state appellate court therefrom sitting in New Castle County in the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) a final Judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the Judgment or in any other manner provided by Law.

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(c)       Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in this Section 18 in any such action or proceeding by mailing copies thereof by registered or certified United States mail, postage prepaid, return receipt requested, to his, her or its address as specified in Section 18. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.

19.       Waiver of Jury Trial. The parties hereto hereby waive any right to trial by jury with respect to any action or proceeding related to or arising out of this Agreement, any document executed in connection herewith and the matters contemplated hereby and thereby.

20.       No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties hereto unless and until (a) the Company Board has approved, for purposes of any applicable anti-takeover laws and regulations and any applicable provision of the Company’s Certificate of Formation, the transactions contemplated by the Merger Agreement, (b) the Merger Agreement is executed by all parties thereto, and (c) this Agreement is executed by all parties hereto.

21.       Entire Agreement; Amendment. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto.

22.       Effect of Headings. The section headings herein are for convenience only and shall not affect the construction of interpretation of this Agreement.

23.       Definition of Merger Agreement. For purposes of this Agreement, the term “Merger Agreement” includes such agreement as it shall be amended or modified from time to time.

24.       Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

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